UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Plante, Steve
   650 Engineering Drive
   Norcross, GA  30092
2. Date of Event Requiring Statement (Month/Day/Year)
   10/2/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Isolyser Company, Inc.
   OREX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock, $.001 par value              |5,682                 |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Stock Option            |(1)      |10/19/99 |Common Stock           |7,369    |$3.375    |D            |                           |
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Stock Option            |(1)      |10/03/00 |Common Stock           |2,210    |3.375     |D            |                           |
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Stock Option            |(1)      |10/03/00 |Common Stock           |1,105    |3.375     |D            |                           |
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Stock Option            |(2)      |11/01/01 |Common Stock           |7,369    |3.375     |D            |                           |
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Stock Option            |(3)      |2/24/08  |Common Stock           |12,000   |3.375     |D            |                           |
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Stock Option            |(1)      |01/01/99 |Common Stock           |21,750   |3.375     |D            |                           |
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Stock Option            |(4)      |10/01/08 |Common Stock           |33,197   |1.25      |D            |                           |
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
Explanation of Responses:
(1)  Options are 100% vested and currently
exercisable.
(2) 2,456 shares of this option are 100% vested and currently exercisable; 2,456 shares will become vested and fully exercisable on 11/1/98; the remaining 2,456 shares will become vested and fully exercisable on 11/1/99.
(3) Option becomes exercisable in four equal installments of 3,000 shares each on January 1, 1999, January 1,
2000, January 1, 2001 and January 1,
2002.
(4) Option becomes exercisable in 25% increments annually beginning on 10/2/99.
SIGNATURE OF REPORTING PERSON
Steve Plante
DATE
October 8, 1998